November 26, 2012

Lightlake Therapeutics Inc.
(Company number ______)
Kevin Pollack, Esq.
86 Gloucester Place
Ground Floor Suite
London, ENG W1U 6HP
United Kingdom

Re: Executive Letter of Appointment (this "Letter")

Dear Mr. Pollack,

I am delighted that you have accepted our invitation to be appointed as Chief Financial Officer ("CFO") of Lightlake Therapeutics Inc. (the "Company"). I am writing to set out the terms on which your appointment as CFO of the Company will operate.

1. Appointment, Duties, and Responsibilities

Your appointment as CFO of the Company does not change your status as a Director of the Company and you shall remain a Director of the Company as per the terms of the Non-Executive Letter of Appointment dated April 13, 2012 (the "Director Agreement").

As CFO, you should bring objective judgement to bear on issues of strategy, performance, and resources of the Company, including key appointments and standards of conduct. Your responsibilities are handling 10-Qs and 10-Ks, managing stock issuances and issues related to private placements, being a liaison with the investment community, financial modeling and preparing financial forecasts, and assisting with investor relations strategy. You will hold your office in accordance with the Company's Articles of Incorporation and Bylaws (the "Articles"). Nothing in this Letter shall be taken to exclude or vary the terms of the Articles, as they apply to you as CFO of the Company. You should attend meetings of the board of directors of the Company (the "Board"), and attend or participate in management calls and general meetings of the Company, it being understood that for any such meetings, management calls or general meetings you may participate via a toll-free telephone number provided by the Company. You shall also be available to answer any questions at the Annual General Meeting, if in attendance. Further, additional meetings may be required if the Company is engaged in acquisitions, investments, or other corporate transactions.

2. Term

Your appointment shall be in accordance with the terms of this Letter. Your initial appointment shall be for twelve (12) months from the date on which you shall be appointed pursuant to the required Company resolution(s) (the "Appointment Date"). The term of your appointment shall be for one (1) year. Your appointment may be terminated by either the majority of the Board or you, by giving not less than three (3) months' prior written notice. Unless your appointment as a Director as per the Director Agreement is terminated by either the majority of the Board or you, by giving not less than three (3) months' prior written notice, your term as a Director shall continue until the date that is three (3) years from the date on which you were initially appointed as a Director, at which point the Board and you

hall determine in good faith whether you shall continue to serve on the Board and, if so, fair nd reasonable compensation for such Board service. Unless your appointment as CFO is rminated by either the majority of the Board or you, by giving not less than three (3) onths' prior written notice, your term as CFO shall continue beyond one (1) year until such rmination occurs. In such case, the Board and you shall come to a fair and reasonable greement with respect to compensation for such CFO service. If your appointment is rminated pursuant to this Section 2, you shall not be entitled to any compensation other than uch Options (as defined in Section 3 hereof) that have vested and any other cash or non-cash ompensation, including deferred cash compensation, to which you are entitled through the ate that is three (3) months from the date of the such written notice. Additionally, in the vent of termination pursuant to this Section 2, the Company shall reimburse you for xpenses and fees that have accrued through the date of termination, including, without mitation, any expenses incurred in connection with any meetings, duties or responsibilities t forth in Section 1 hereof and any expenses and fees set forth in Section 4 hereof.

3. Remuneration

(a) In connection with your appointment as CFO, you will be granted stock options for three million five hundred thousand (3,500,000) shares of stock of the Company, exercisable at $0.12 (U.S. dollars) (the "Exercise Price") (the "Options"), in the form of Notice of Stock Option Grant attached as Exhibit A hereto, which Options may be exercised, where applicable, pursuant to the form of Notice of Exercise of Stock Option (the "Exercise Notice") attached as Exhibit B hereto. Notwithstanding any provisions of the Options to the contrary, if the fair market value of one share of Common Stock (as defined in the Stock Option Plan of the Company effective December 15, 2010 (the "Stock Option Plan")) is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Options for cash, the Holder (as defined in the Stock Option Plan) may elect to receive shares equal to the value (as determined below) of the Options (or the portion thereof being exercised) by surrender of the Options at the principal office of the Company together with the properly signed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

$$X = \frac{Y(A-B)}{A}$$

Where X = the number of shares of Common Stock to be issued to the Holder

Y = the number of shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)

A = the fair market value of one share of the Company's Common Stock (at the date of such calculation)

B = the Exercise Price per share (as adjusted to the date of such calculation)

The life of the Options shall be ten (10) years, with the Options vesting pursuant to the schedule below. Accelerated vesting may occur at the Company's sole discretion should an acquisition of the Company occur. All such Options delivered to you as per this Letter may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form. For all Options granted to you as per this Letter and/or the Director Agreement, electronic delivery of Options granted to you with electronic delivery of an Exercise Notice with a scanned signature shall have the same effect as surrendering such Options at the principal office of the Company, together with the properly signed Exercise Notice.

Vesting Schedule

Vesting Date	Number of Shares Vesting	Specifications
AD[1]	1,250,000	1,250,000 shares shall vest on the date hereof
Y1[1]	2,250,000	562,500 shares shall vest each quarter, beginning on the Y1 Vesting Date

[1] AD and Y1 shall be the Appointment Date.

Within one (1) month following the date on which Options are granted to you as per this Letter, the Company shall deliver to you such Options.

All shares of the Company's Common Stock underlying the Options set forth above and the options granted to you as per the Director Agreement shall be delivered in registered and freely transferrable form. Within one (1) year from the date hereof, the Company shall register all such stock under the Securities Act of 1933, as amended, to ensure that registered and freely transferrable Common Stock shall be delivered to you upon the exercise of the Options. Within one (1) year from the date hereof the Company shall adopt a stock incentive plan that is tax-efficient for you.

Within one (1) month following the date hereof, the Company shall deliver to you options granted to you as per the Director Agreement. Within one (1) month following the date on which other options granted to you as per the Director Agreement vest, the Company shall deliver to you such options. All such options delivered to you as per the Director Agreement may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form. All such options granted to you as per the Director Agreement shall include language reflecting that all shares of Common Stock delivered to you upon exercise of such options shall be registered and freely transferrable.

In connection with your appointment as CFO, you shall receive initial annual cash pay of US$45,000.00. Such pay shall be paid to you in US$11,250.00 quarterly installments, beginning on the Appointment Date, and thereafter on the last calendar day of February, May, August, and November of each year. Notwithstanding the foregoing, such initial annual cash pay shall be deferred until the earlier of the date on which the Company is acquired or the date on which the Company is funded, at which point all unpaid installments to such date on which the Company shall be funded shall be paid to you within a reasonable

mount of time and shall not be unreasonably withheld. Once the Company is funded, the ompany shall pay you competitive and reasonable cash compensation on a quarterly basis, he amount of which shall be determined in good faith by you and the Company at the time hat such funding is received by the Company.

4. Expenses and Fees

he Company shall reimburse you for the costs of all reasonable out-of-pocket expenses ncurred by you in connection with your service as CFO of the Company and incurred while erforming the Company's business, including, without limitation, any (i) expenses incurred n connection with any meetings, duties or responsibilities set forth in Section 1 hereof, and i) expenses and fees (including legal counsel and/or independent advisers' fees) set forth in his Letter; however, management of the Company must pre-approve any expenses in excess f Five Hundred Dollars ($500), it being understood that any such pre-approval shall be rovided within a reasonable amount of time and shall not be unreasonably withheld.

5. Corporate Governance

.1 Your role as CFO in securing good corporate governance is vital. You shall serve as liaison with executive members of the Board to assist in the formulation of business rategy and development plans and the implementation and delivery of such business rategy and development plans. Where appropriate, you shall represent the Company to vestors, lenders, and outside parties.

.2 You shall comply with all requirements, recommendations or regulations, as amended om time to time, of the Securities and Exchange Commission, the Financial Industry egulatory Authority, and any other regulatory authorities relevant to the Company.

6. Termination

otwithstanding the provisions of Section 2 hereof, your appointment may be terminated, at e Company's discretion, effective immediately by written notice by the Company, if you, at ny time, are:

6.1 Commit any serious breach, or repeat (after previous written warning, which warning ay be provided by electronic mail) of any breach, or are guilty of a continuing breach of any f the terms of this Letter; or

6.2 Guilty of any serious misconduct or (after previous written warning) willfully neglect the discharge of your duties under this Letter; or

6.3 Declared bankrupt; or

6.4 Convicted of any criminal offense (except minor traffic violations), which the Board asonably believes materially and/or adversely affects your ability to continue as CFO of the ompany; or

6.5 Disqualified or prohibited by law from serving as a CFO of any Company; or

6.6 Convicted of any offense relating to insider dealing or any serious breach of any of the laws or regulations listed in Section 5.2 hereof; or

6.7 The subject of, or cause the Company to be the subject of, a serious penalty or reprimand imposed by any regulatory authority by which the Company is governed or to which its activities are subject.

In the event of termination pursuant to this Section 6, the Company shall not be obligated to make any further compensation to you except such Options that have vested and any other cash or non-cash compensation, including deferred cash compensation, to which you are entitled through the date of such termination. Additionally, in the event of termination pursuant to this Section 6, the Company shall reimburse you for expenses that have accrued through the date of termination, including, without limitation, any expenses incurred in connection with any meetings, duties or responsibilities set forth in Section 1 hereof and any expenses and fees set forth in Section 4 hereof.

7. Confidential Information

7.1 During the course of your appointment, from time to time, you are likely to obtain knowledge of trade secrets and other confidential information with regard to the business and financial affairs of the Company and its subsidiaries (together the "Group") and its customers' and suppliers' details (the "Confidential Information"). Accordingly, you shall not (except in the proper course of your duties hereunder) during your appointment, and at any time thereafter (such obligation continuing indefinitely), divulge any Confidential Information to any person, firm, corporation, or entity whomsoever other than as required by law or legal or similar proceedings, or as required to conduct the duties and responsibilities set forth in this Letter. You shall use your best endeavors to prevent the unauthorized publication or disclosure of Confidential Information, and shall not use for your own purposes, or for any purposes other than those of the Company Confidential Information which may come to your knowledge during or in the course of the appointment hereunder or your employment with any subsidiary of the Company). Such Confidential Information shall, without limitation, be deemed to include the following:

7.1.1 Any knowledge or information relating to any trade secret, process, invention, or concerning the business or finances of the Group or any dealings relating thereto;

7.1.2 Transactions or affairs of any of the Group, or of any officers, directors, shareholders, or employees of the Group, or any other information of a confidential character (including such information belonging to or relating to any third party);

7.1.3 Any information concerning the structure and format of the Group's products, promotions, and services;

7.1.4 Any confidential business methods of the Group;

7.1.5 Any confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or customers of the Group;

7.1.6 Any confidential client or customer lists of the Group; and

7.1.7 Any document or data of the Group marked confidential or which you might easonably expect to be of a confidential nature.

.2 All articles, notes, sketches, computer programs, plans, memoranda, records, and any ther documents (whether in hard or electronic form) or copies thereof provided to, created or sed by you in relation to any Confidential Information shall be and remain the property of he Company, or the relevant subsidiary of the Company, and shall be delivered together with ll copies thereof, to the Company or as it shall direct from time-to-time, on demand or mmediately when you cease to be both CFO and a Director of the Company.

.3 The obligations in this Section 7 shall not apply to information that is in the public omain other than by reason of breach of this Section 7.

.4 Your obligations under this Section 7 shall, with respect to each subsidiary of the ompany, constitute a separate and distinct covenant in respect of which you hereby ovenant with the Company as trustee for each such other company.

.5 Each of the sub-paragraphs of this Section 7 shall be separate, distinct, and severable om each other. In the event that any of the sub-paragraphs is held void but would be valid any part of the wording thereof were deleted, such restriction shall apply with such eletions as may be necessary to make it valid and effective.

8. Outside Interests

is understood that you have business interests other than those of the Company. The ompany recognizes that this fact is of substantial benefit to the Company and enables you to ontribute to the Company through your other business interests. In the event that, through our other business interests, you become aware of a potential conflict of interest with your osition with the Company, you should notify the Board. The Board may then seek to xclude you from its discussions on such matters until the potential conflict of interest has een resolved. Please write to the Company's chairman of the Board as soon as realized to isclose your business interests. In such event, you should disclose any of your or your mily's business interests of which both you and the Company will need to be aware in order avoid any unintentional conflicts of interest and in order to comply with the relevant atutory requirements.

9. Professional Advice

ccasions may arise when you consider that you need professional advice in connection with e performance of your duties as CFO of the Company. You may consult with the ompany's advisers for this purpose. Circumstances may also occur when it may be ppropriate for you to seek such advice from independent advisers at the Company's expense. uch circumstances would be unusual and, if possible, the members of the Board, or the cretary of the Company, should be referred to first. You should raise the matter with the her members of the Board before incurring any Company liability for any fees.

10. Indemnification

The Company agrees to indemnify you and hold you harmless against any and all loss, liability, claim, damage and expense including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing for or defending against any litigation, or claims commenced or threatened, arising out of any action between the Company or any third-party and you resulting from any misrepresentation or misconduct, fraud or other malfeasance on the part of the Company in connection with any acts or omissions it performs. The Company shall maintain directors and officers liability insurance, with terms reasonably acceptable to you during your term as CFO.

This Letter shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of Nevada. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of Nevada.

If you agree to the terms of this Letter, please sign below to signify your acceptance and agreement to the above terms of your appointment.

I look forward to working with you.

Sincerely,

LIGHTLAKE THERAPEUTICS INC.

By: [signature]
Name: Michael J. Sinclair
Title: Chairman

ACKNOWLEDGMENT

I acknowledge receipt of this Letter, and confirm my agreement to the terms of the appointment as set forth therein.

By: Kevin Pollack
Name: Kevin Pollack
Title: Chief Financial Officer
Date: November 26, 2012

MS KP

EXHIBIT A

FORM OF NOTICE OF STOCK OPTION GRANT

Dear Mr. Pollack ("Optionee"),

Reference is hereby made to (i) the Stock Option Plan of Lightlake Therapeutics Inc. (the "Company") effective December 15, 2010 (the "Stock Option Plan"), and (ii) the Executive Letter of Appointment dated November __, 2012, from the Company to Kevin Pollack, Esq. (as amended, restated, or otherwise modified from time to time, the "Letter"). Capitalized terms utilized herein shall have the meanings ascribed to them in the Stock Option Plan unless otherwise defined herein.

You have been granted an option to purchase Common Stock of the Company (with each share of Common Stock of the Company, a "Share") as follows:

Board Approval Date:	
Date of Grant:	
Exercise Price per Share:	US$0.12
Total Number of Shares Granted:	
Total Exercise Price:	Cashless exercise as per Section 3(a) of the Letter
Type of Option:	Non-Qualified Stock Option
Expiration Date:	[The date that is ten (10) years from the Date of Grant]
Termination Period:	This Option may be exercised for a period of ten (10) years from the Date of Grant. Optionee is responsible for keeping track of these exercise periods following termination for any reason of his service relationship with the Company, it being understood that Optionee is entitled to all rights, including compensation and vesting rights, with respect to this Option, as set forth in the Letter, including, without limitation, pursuant to Sections 2, 3, and 6 thereof. The Company will not provide further notice of such periods.
Transferability:	This Option may not be transferred, except as permitted by applicable laws and regulations.

NB KP

Restriction on Exercise:	Notwithstanding anything to the contrary contained in any agreement with the Company, it is an absolute condition of the Optionee's right to exercise any Option that the Optionee be in full compliance with any other agreements between the Optionee and the Company, including without limitation any confidentiality agreements.
[Vesting:	One-fourth of the Total Number of Shares Granted under this Option will vest each quarter, beginning on the Date of Grant, it being understood that, so long as the Optionee has provided services in accordance with the Letter, and subject to all rights, including compensation and vesting rights, with respect to this Option, as set forth in the Letter, including, without limitation, pursuant to Sections 2, 3, and 6 thereof, all of the Shares granted under this Option will have vested on the first anniversary from the Date of Grant.][1]

Following receipt by the Company of evidence and/or an indemnity from the Optionee to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Option or any certificates for representing the Shares underlying this Option and, in the event of mutilation, following the surrender and cancellation of such Option or stock certificate, the Company will make and deliver a replacement Option or stock certificate of like tenor and dated as of such cancellation, in lieu of this Option or stock certificate, without any charge therefor, it being understood that the making and/or delivery of such replacement Option or stock certificate by the Company will not be unreasonably withheld. Any such replacement Option or stock certificate shall be subject to the same terms, conditions, and restrictions as this Option and any Shares underlying this Option. Subject to the restrictions and requirements of applicable law, this Option is exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by the Optionee surrendering the same, or in such denominations as may be requested by the Optionee (but not exceeding the number of Shares underlying the Option in this Option in the aggregate). No service charge will be made for such registration or transfer, exchange or reissuance.

Shares issued to you upon exercise of this Option shall be registered under the Securities Act of 1933, as amended, and shall be freely transferrable. To the extent that the terms of the Stock Option Plan differ from the terms of this Notice of Stock Option Grant (the "Notice"), the terms of this Notice supersede the terms of the Stock Option Plan.

---

[1] Delete from the Options that vest on the Appointment Date.

By your signature and the signature of the Company's representative below, you and the Company agree to the terms of this Option.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, in accordance with your rights, including your compensation and vesting rights, with respect to the Option and the Shares underlying the Option, as set forth in the Letter, including, without limitation, pursuant to Sections 2, 3, and 6 thereof.

LIGHTLAKE THERAPEUTICS INC.

____

Optionee

____

Dr Michael Sinclair, Chairman of the Board.

EXHIBIT B

Form of Notice of Exercise of Stock Option

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the stock option granted to me by Lightlake Therapeutics Inc., a Nevada corporation (the "Company") on ______________ at a fair market value of $ ______ per share. Pursuant to the terms of such option(s), I wish to purchase ______________ shares of the common stock covered by such option(s) at the exercise price(s) of $ ______ per share via cashless exercise. These shares should be registered under the Securities Act of 1933, as amended, and delivered as follows:

Name: ______________________________

Address: ______________________________

____

____

Social Security Number: ______________________________

I represent that I will not dispose of such shares in any manner that would involve a violation of applicable securities laws.

Dated: ______________________________ By: ______________________________

Name: ______________________________